        Exhibit 10.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF HIS DOCUMENT ARE INDICATED BY BRACKETS AS [***].
RETENTION BONUS AGREEMENT
THIS RETENTION BONUS AGREEMENT (this “Agreement”) is hereby entered into on the date of the last signature below (the “Effective Date”) by and between TaskUs Holdings, Inc. (the “Company”) and Stephan Daoust, an adult individual residing at [***] (“Employee”).
WHEREAS, Employee is currently employed with the Company, and specifically serves as Chief Operating Officer; and
WHEREAS, the Company and Employee desire to enter into this Agreement in connection with Employee’s ability to earn a Retention Bonus, as described in this Agreement; and
WHEREAS, the purpose of this arrangement is to incentivize Employee to remain employed by the Company for the period of time specified below;
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, the Company and Employee agree as follows:
1.Employee shall be eligible to earn a one-time cash Retention Bonus in the gross amount of $1,000,000.00, less applicable taxes, withholdings and deductions (the “Retention Bonus”). Solely for purposes of this Agreement, the retention bonus period shall commence on May 15, 2026 (the “Retention Bonus Commencement Date”). Except as otherwise provided below, the Retention Bonus is to be paid on the first administratively practicable regular payroll date after the third (3rd) anniversary date of the Retention Bonus Commencement Date (and in no event later than sixty (60) days following such anniversary date), subject to Employee’s continuous employment with the Company through such anniversary date.
2.The Retention Bonus constitutes a one-time retention incentive and is not part of normal or expected compensation for purposes of calculating any other bonuses, incentives, awards, benefits, matching contributions or similar payments. Instead, it is an incentive for the Employee to remain actively employed by the Company for three (3) years, at which time the Retention Bonus will have fully vested.
3.Subject to paragraph 6 below, Employee’s ability to earn the Retention Bonus shall vest in two tranches: the first tranche, in the amount of two-thirds (2/3) of the Retention Bonus (the “First Tranche”), shall vest in eight (8) equal quarterly installments following the Retention Bonus Commencement Date and the second tranche, in the amount of one-third (1/3) of the Retention Bonus (the “Second Tranche”), shall vest in four (4) equal quarterly installments following the second (2nd) anniversary of the Retention Bonus Commencement Date, in each case, subject to Employee’s continuous employment with the Company through the applicable vesting date. The first installment of the First Tranche shall vest on the date that is three (3) months after the Retention Bonus Commencement Date, and one additional installment shall vest on each successive three (3) month anniversary thereafter through the second (2nd) anniversary of the Retention Bonus Commencement Date, subject to Employee’s continuous employment with the Company through the applicable vesting date. The first installment of the Second Tranche shall vest on the date that is three (3) months after second (2nd) anniversary of the Retention Bonus Commencement Date, and one additional installment shall vest on each successive three (3) month anniversary thereafter through the third (3rd) anniversary of the Retention Bonus Commencement Date, subject to Employee’s continuous employment with the Company through the applicable vesting date. No partial or prorated vesting shall occur between quarterly vesting dates except as described herein.
4.As used herein, the term of “continuous employment” begins on the Retention Bonus Commencement Date and does not include periods of time for which Employee is not actively working and/or is on a leave of absence of any kind unless required otherwise by applicable law.
5.Employee understands and agrees that the full amount of the Retention Bonus shall be fully taxable to Employee as income earned and as wages at the time the funds are received and will be subject to all applicable federal, state and local income and wage taxes and shall be reported by the Company to the appropriate taxing authorities, as required by applicable law. This Agreement is not intended to constitute or create any property interest in the Company or any of its affiliates for purposes of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”).
6.If Employee’s employment with the Company ends before the second (2nd) anniversary of the Retention Bonus Commencement Date (i.e., during the first eight (8) quarterly vesting periods) for any reason other than a “Qualifying Termination” (as defined below), Employee shall no longer be entitled to and forfeits the Retention Bonus in full (i.e., both the First Tranche and the Second Tranche), including any portion that has vested but remains unpaid. Upon a Qualifying Termination before the second (2nd) anniversary of the Retention Bonus Commencement Date, Employee shall be entitled to receive any portion of First Tranche of the Retention Bonus that has vested pursuant to paragraph 3 above, payable on the first administratively practicable regular payroll date after the date of such Qualifying Termination (and in no event later than sixty (60) days following such date). Subject to Employee’s continuous employment with the Company through the second (2nd) anniversary of the Retention Bonus Commencement Date, upon the second (2nd) anniversary of the Retention Bonus Commencement Date, Employee shall be entitled to receive the First Tranche of the Retention Bonus, payable on the first administratively practicable regular payroll date after the second (2nd) anniversary of the Retention Bonus Commencement Date (and in no event later than sixty (60) days following such date). If Employee’s employment with the Company ends for any reason after the second (2nd) anniversary of the Retention Bonus Commencement Date but before the third (3rd) anniversary of the Retention Bonus Commencement Date, Employee shall forfeit all then-unvested portions of the Retention Bonus. In that event, Employee shall be entitled to receive the portion of Second Tranche of the Retention Bonus that vested pursuant to paragraph 3 above before Employee’s employment ended, payable on the first administratively practicable regular payroll date after the third (3rd) anniversary date of the Retention Bonus Commencement Date (and in no event later than sixty (60) days following such date), regardless of whether the termination is a Qualifying Termination. For the avoidance of doubt, the Qualifying Termination exception applies only before the second (2nd) anniversary of the Retention Bonus Commencement Date and does not apply during the third (3rd) year of the vesting period.
(a)“Qualifying Termination” means a (i) termination of Employee’s employment by the Company other than for Cause or (ii) termination by reason of Employee’s resignation for Good Reason.
(b)“Cause” means, solely for purposes of this Agreement and as determined by the Company in good faith following a reasonable investigation, only the occurrence of any of the following, whether or not arising from or related to Employee’s employment or duties, including off-duty conduct:
(i)Employee’s willful commission of fraud, embezzlement, dishonesty, theft, misappropriation, bribery, corruption, harassment, discrimination, sexual misconduct, or material falsification of books, records, reports, or other material information, regardless of whether such conduct results in a criminal charge, indictment, conviction, plea, civil action, or regulatory proceeding;
(ii)Employee’s indictment for, or formal criminal charge alleging, a felony or any criminal offense involving any conduct described in the immediately preceding clause;
(iii)Employee’s conviction of, or plea of guilty or nolo contendere to, any such felony or criminal offense; or
(iv)Any final civil judgment, administrative finding, or consent order or consent decree entered by or with a governmental authority or regulator against Employee based on any conduct described above.
(c)“Good Reason” means, solely for purposes of this Agreement and without Employee’s prior written consent and subject to the notice, cure, and resignation requirements below, only the occurrence of one of the following:
(i)the Company’s material failure to perform its express payment obligations under this Agreement, which failure directly results in a material reduction in, or nonpayment of, the Retention Bonus payable to Employee under this Agreement; or
(ii)a reduction of more than ten percent (10%) in Employee’s annual base salary; provided, however, that a reduction that is part of an across-the-board or proportionate reduction applicable to similarly situated executives shall not constitute Good Reason.
“Good Reason” does not include any isolated, inadvertent, insubstantial, or de minimis action or omission that is not taken in bad faith and is cured by the Company promptly after notice.
For Employee’s resignation to constitute a resignation for Good Reason, Employee must provide written notice to the Company describing in reasonable detail the condition claimed to constitute Good Reason within thirty (30) days after Employee first becomes aware, or reasonably should have become aware, of such condition. The Company shall have thirty (30) days after receipt of such notice to cure the condition. If the Company does not cure the condition within such period, Employee must resign no later than thirty (30) days after expiration of the cure period. If Employee fails to comply with these requirements, Employee is deemed to have waived Good Reason with respect to the applicable condition.
For the avoidance of doubt, no breach or alleged breach of any other agreement, plan, award, policy, or arrangement between the Company or any of its affiliates and Employee, including any employment agreement, severance agreement, change in control agreement, equity award agreement, or similar arrangement, shall constitute Good Reason under this Agreement. The definitions of “Cause” and “Good Reason” in this Agreement apply solely for purposes of this Agreement and do not amend, supersede, replace, or expand any corresponding definition in any other agreement.
7.This Agreement relates to Employee’s right to earn and receive the Retention Bonus for retention purposes if and only if all conditions for earning the Retention Bonus have been satisfied.
8.This Agreement shall be binding upon and shall inure to the benefit of the Company and Employee and its and their successors, estate and heirs, but may not be pledged, assigned, transferred, or otherwise disposed of by Employee.
9.The compensation attributable to the Retention Bonus is intended to be exempt from Section 409A of the Code by reason of the “short-term deferral” rules of Treasury Regulation Section 1.409A-1(b)(4) or otherwise comply with the requirements to avoid tax under Section 409A of the Code, and this Agreement shall be interpreted so as to be consistent with such intent.
10.The Company shall be entitled to deduct from the Retention Bonus any sums required by federal, state, or local tax laws to be withheld with respect to such payment.
11.This Agreement and all disputes concerning this Agreement shall be subject to and governed by the parties’ Mutual Arbitration Agreement by and between the Company and Employee dated January 7, 2021.
12.Employee acknowledges that the Retention Bonus is available only on the terms set forth in this Agreement and is not earned unless and until the conditions of this Agreement are satisfied. Employee further acknowledges that Employee has been given adequate time to carefully read and consider this Agreement, advised to consult with an attorney about this Agreement, and that Employee is entering into it knowingly, willingly and without duress.
13.This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
14.Employee understands and explicitly agrees that references in this Agreement to “continuous employment” and specified time periods for completion of the same do not affect or alter Employee’s status as an at-will employee of the Company and that Employee’s employment is at all times at-will, meaning that it can be terminated at any time for any reason by either the Company or Employee, with or without notice, reason or cause.
15.Any notice required or permitted under this Agreement must be in writing and will be deemed given when delivered personally, sent by nationally recognized overnight courier, or sent by email with confirmation of transmission, to the CEO for the Company and to the Employee at Employee’s last known contact information provided to the Company for the Employee.
16.The provisions of this Agreement relating to repayment, tax reporting and cooperation, dispute resolution, attorneys’ fees or collection costs, and any other provision that by its nature is intended to survive, will survive termination of Employee’s employment and termination of this Agreement.
17.The Company shall be empowered to make all determinations or interpretations contemplated under this Agreement, which determinations and interpretations shall, if made in good faith, be binding and conclusive on Employee and the Company.
18.Any portion of the Retention Bonus that may become payable to Employee hereunder shall not be taken into account in computing Employee’s salary or other compensation for purposes of determining any benefits or compensation payable to Employee or Employee’s beneficiaries or estate under (a) any pension, retirement, life insurance or other benefit arrangement of the Company or (b) any other agreement between Employee and the Company.
19.This Agreement constitutes the entire agreement between the Company and Employee with respect to the Retention Bonus and any related repayment obligation, and supersedes all prior and contemporaneous oral and written discussions, communications, and agreements relating to that subject matter. In the event of any conflict between this Agreement and any prior offer letter, policy, communication, or other document concerning the Retention Bonus or repayment of the Retention Bonus, this Agreement controls. This Agreement may be amended only in a writing signed by both parties.
20.The validity, construction, and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware.

21.This Agreement becomes effective only upon execution by both parties. No right or ability to earn any Retention Bonus exists unless and until this Agreement is so executed.

IN WITNESS WHEREOF, the undersigned have caused this Retention Bonus Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

TaskUs Holdings, Inc. By: /s/ Marivi Valencia Title: SVP, Human Resources	Stephan Daoust /s/ Stephan Daoust Date: 08/28/2026
Date: 08/28/2026